UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 19, 2017

Ambac Financial Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004
(Address of principal executive offices) (Zip Code)

(212) 658-7470
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.07 Submission of Matters to a Vote of Security Holders
The Annual Meeting of Stockholders of Ambac Financial Group, Inc. (the “Company”) was held on May 19, 2017. Represented at the meeting were 38,563,519 shares, or approximately 85%, of the Company’s 45,228,945 shares of common stock outstanding and entitled to vote at the meeting. Set forth below are the final voting results for the actions taken by the stockholders at the meeting.

1.
The Company’s stockholders elected the six (6) director nominees named below to a term expiring at the 2018 annual meeting or until their successors are elected and qualified, with each receiving the following votes:

Name	Number of Votes For	Votes Withheld	Broker Non-Votes
Alexander D. Greene	31,132,119	1,604,609	5,826,791
Ian D. Haft	31,428,483	1,308,245	5,826,791
David Herzog	31,881,119	855,609	5,826,791
Claude LeBlanc	31,886,131	850,597	5,826,791
C. James Prieur	31,286,680	1,450,048	5,826,791
Jeffrey S. Stein	31,800,438	936,290	5,826,791

2.	The Company’s stockholders approved, by advisory (non-binding vote), the compensation of our named executive officers, as disclosed in the Company’s 2017 Proxy Statement, with the following vote:

Number of Votes For	Votes Against	Abstentions	Broker Non-Votes
20,551,561	11,713,438	471,729	5,826,791

3.	The Company’s stockholders ratified the selection of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017 with the following vote:

Number of Votes For	Votes Against	Abstentions
38,464,002	79,621	19,896

Item 7.01 Regulation FD Disclosure.
On May 19, 2017, Ambac Financial Group, Inc. (“Ambac” or the “Company”) conducted its 2017 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, Mr. Claude Le Blanc, President and Chief Executive Officer of the Company, delivered the prepared remarks set forth in the following paragraph. In the prepared remarks, Mr. LeBlanc reports on two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. Please refer to the section below entitled "Non GAAP Financial Data" for an explanation of why these measures are used and a reconciliation to the nearest GAAP measure.
CEO Business Update
Good morning and thank you for attending Ambac’s 2017 Annual Meeting. Over the past few months I’ve had the pleasure to meet many of you and I’m pleased to have the opportunity to see you here today and meet others for the first time. We at Ambac are very grateful for your support and are committed to maintaining constructive and active dialogues with our shareholders in an effort to be transparent and advance our ultimate goal of maximizing shareholder value.
Ambac achieved solid results and several significant key milestones during 2016 and I look forward to building on that strong momentum going forward. Since emerging from bankruptcy just over four years ago we have generated $1.4 billion of net income and approximately $2.5 billion of adjusted earnings, marking a post-emergence increase in Book Value of $29.54 per share and Adjusted Book Value of approximately $23.32 per share as of March 31, 2017. During the year we also made governance related improvements in response to feedback from shareholders. We worked to strengthen and expand the core skillset of our Board by adding three highly qualified and experienced directors: Jim Prieur, Ian Haft, and David Herzog.
Significant changes were also made in our compensation practices. Our short-term incentive compensation program was revised for our executive officers in 2017. A structured and more objective approach was implemented to determine bonus award payouts based on performance metrics for 2017, and beginning with 2016, a percentage of short-term compensation became payable in equity, and 100% of long-term incentive compensation is now payable in equity. In addition, certain policies were also adopted such as claw-backs and holding requirements. It is the Board's view that as the company works to develop a new long-term strategy, it is particularly important that management compensation be focused on, and further aligned with, creating long-term value for shareholders.
Looking now to 2017, we have and will continue to strive to improve our risk profile and the financial stability of the company. Since I arrived at Ambac in January, we have been focused on aggressively reducing net par exposure and adversely classified credits, realizing litigation settlements, strategically allocating our capital and developing our long-term strategic vision. Our litigation efforts remain a key value-driver for Ambac and we continue to aggressively pursue remedies to protect our rights. Consistent with this strategy, during 2017 we filed four suits against Puerto Rico, two against an RMBS trustee and we continue to pursue our RMBS cases, as well as other non-RMBS related cases. With respect to our RMBS litigations, we received a decision from the appellate court this week in our flagship case against Countrywide and Bank of America. While some of the rulings were not in our favor, it is important to emphasize that our core rep and warranty case was not materially impacted; our fraud claim remains valid and intact as does our successor liability claim against Bank of America. More specifically, on primary liability vs. Countrywide, the appellate panel reversed the trial court judge on a number of issues that had been decided in Ambac’s favor.  Nonetheless, the rulings do not materially impact our core put-back claim and we continue to have what we believe to be two viable paths to recovery - put-back and fraud. Our path to recovery by way of fraud will require us to do more as a result of the court’s rulings that New York Insurance Law does not relieve us of the need to prove certain common law elements of this claim. However, we are fully prepared to litigate those issues and have always assumed that we might need to do so. The appellate panel also affirmed the trial court in preserving two of our theories of secondary liability, although the appellate court ruled against us on our third theory. We believe our remaining claims against Bank of America are strong and are pleased they have been preserved. We are conferring with counsel as to whether to appeal any aspect of these rulings and have not yet made a decision one way or the other. We remain focused on getting these claims to trial as soon as possible and we hope these decisions will allow us to move expeditiously in that direction with a trial early next year.
Another key risk and focus of ours is the situation in Puerto Rico. As we previously reported, our first quarter results were heavily influenced by an increase in reserves related to Puerto Rico. Our primary focus for Puerto Rico is how to most efficiently limit and mitigate losses and exit exposures. To that end, and as noted earlier, we recently filed four lawsuits to protect and enforce our rights and have been evaluating and pursuing strategic transactions that will broaden our options and enhance our flexibility. The first hearing was held this past Wednesday in the Puerto Rico restructuring cases. The hearing was in Puerto Rico and was presided over by District Court Judge Swain who is sitting by designation from the Southern District of New York. The hearing went as expected. All of the motions heard were procedural, but we (and other creditors) used it as an opportunity to educate the Court about our perspective on the case and our history and relationship with Puerto Rico.

Specifically, we focused the Court on the separateness of COFINA, and the tangible conflicts between it and the Commonwealth. We also discussed the creditors’ needs for financial diligence and transparency. The Court appreciated the conflict issues, and made clear her expectation that the Oversight Board address the concerns raised going forward. Judge Swain also indicated she would assist with the flow of information and facilitate future negotiations, and asked for a report regarding the progress of diligence and thoughts on mediation by mid-June.
As it relates to Ambac’s 2017 plan, Puerto Rico has not and will not distract us from continuing our focus across all our priorities going forward. In particular, we remain actively engaged with the Rehabilitator and creditors in progressing a plan for the Segregated Account to exit rehabilitation and were pleased to receive, on April 10, our regulator's express support to continue progressing our plan over a 60-day period. To this end, we also acquired approximately $200 million accreted par of the General Account and Segregated Account surplus notes, and accelerated purchases of distressed Ambac-insured bonds. We believe these actions, in addition to other key initiatives we are currently pursuing, will serve to advance our plans towards the Segregated Account’s exit from rehabilitation. However, we can provide no assurances as to whether, when or on what terms an exit plan will be introduced or implemented.
Additionally, we recently commenced initiatives towards evaluating and establishing a long-term business strategy for Ambac as well as making future operational improvements. We believe Ambac is well positioned to capture a broad range of strategic options to create long-term shareholder value and we look forward to sharing more details later in the year.
I want to emphasize again that the Board, Executive Management, and all the employees at Ambac are committed to, and working diligently towards, generating long-term value for shareholders. We are optimistic about the opportunities that lie ahead of us and look forward to updating you on our progress during the year. Thank you for your ongoing commitment to Ambac.
After these remarks, Mr. LeBlanc responded to a number of questions from stockholders.
In response to a question about whether the May 16, 2017 decisions of the New York Supreme Court, Appellate Division, First Department in the litigation against Countrywide Home Loans, Inc., et al. and Bank of America Corp. by Ambac Assurance Corporation (“AAC”) and the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) would impact the amount of RMBS Representation and Warranty Subrogation Recoveries recorded in Ambac’s financial statements, Mr. LeBlanc expressed the view that the decisions would not result in a material change to the recorded figure. He explained that the expected recoveries as reflected in the financial statements were based on the “put-back” claims asserted by AAC and the Segregated Account, which management believes were not materially affected by the recent appellate decisions.
One stockholder inquired about plans for the possible conclusion of the Segregated Account rehabilitation proceedings and how much capital needed to be injected into AAC to satisfy the Rehabilitator of the Segregated Account that it has sufficient capital for the Segregated Account to exit rehabilitation. Mr. LeBlanc explained that capital would not be injected into AAC, rather AAC was working on improving its capital position by (1) reducing risks and remediating losses in the insured portfolio; (2) crystallizing the value of, or selling, illiquid assets or assets the value of which may not be immediately realized; and (3) seeking to gain consents to exchange cash and securities (or other assets or instruments) for outstanding deferred payment obligations on Segregated Account policies and surplus notes. In response to a question about how much capital the Rehabilitator would require to result from AAC’s efforts, Mr. LeBlanc replied that the Rehabilitator has not informed the Company of the requirement but that he thought that the Company would need to achieve a large increase in its capital position to satisfy the Rehabilitator. The stockholder then questioned whether the amount of the required increase was more or less than $500 million, and Mr. LeBlanc responded that he thought it would be more than $500 million but stressed that the Company was presently unaware of the requirements of the Rehabilitator. It was also stressed that the Rehabilitator will determine if and when it is appropriate to disclose such information, and the Company does not speak for the Rehabilitator.
The Rehabilitator has publicly stated that any transaction facilitating the conclusion of the Segregated Account rehabilitation proceedings will need to provide for an increase in AAC’s existing surplus capital, as determined and defined by OCI in its sole discretion. We cannot provide assurance that the terms of any possible transaction will satisfy OCI or the Rehabilitator that AAC has, or will have, sufficient capital to meet all policy obligations after the conclusion of the Segregated Account Rehabilitation Proceedings. The terms, conditions, and timing of a potential conclusion of the Segregated Account rehabilitation proceedings are in the sole discretion of OCI, and subject to the approval of the Rehabilitation Court. Even if the Segregated Account Rehabilitation Proceedings could be brought to a successful conclusion, there can be no assurance that any level of capital deemed sufficient by OCI to permit the conclusion will be sufficient to cover all future losses, whether currently anticipated or unanticipated.

* * * * * * *
Non GAAP Financial Data
In the prepared remarks above, the Company reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Adjusted Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Adjusted Earnings
The following tables reconcile net income attributable to common stockholders to the non-GAAP measure, adjusted earnings, for the each period presented and show the post emergence totals.

	Three Months Ended		Year Ending December 31,
	March 31, 2017		2016		2015
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common shareholders	$(125.4)	$(2.77)	$74.8	$1.64	$493.4	$10.72
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	1.7	0.04	(7.5)	(0.16)	(36.7)	(0.80)
Insurance intangible amortization	37.5	0.83	174.6	3.82	169.6	3.69
Impairment of goodwill	—	—	—	—	514.5	11.18
Foreign exchange (gains) losses	(7.1)	(0.16)	39.1	0.86	27.4	0.60
Fair value (gain) loss on interest rate derivatives from Ambac CVA	2.0	0.05	33.8	0.73	(14.2)	(0.31)
Adjusted earnings (loss)	$(91.2)	$(2.01)	$314.8	$6.89	$1,154.0	$25.08

	Year Ended		Eight Months Ended
	December 31, 2014		December 31, 2013		Post Emergence Total
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common shareholders	$484.1	$10.31	$505.2	$10.91	$1,432.1	$30.81
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(17.1)	(0.37)	(165.9)	(3.58)	(225.5)	(4.87)
Insurance intangible amortization	151.8	3.24	99.7	2.15	633.2	13.73
Impairment of goodwill	—	—	—		514.5	11.18
Foreign exchange (gains) losses	34.6	0.74	(23.6)	(0.51)	70.3	1.53
Fair value (gain) loss on interest rate derivatives from Ambac CVA	(16.1)	(0.34)	46.8	1.01	52.3	1.14
Adjusted earnings (loss)	$637.2	$13.58	$462.1	$9.98	$2,476.9	$53.52

Adjusted Book Value
The following tables reconcile Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented and show the increase in each measure since emerging from bankruptcy.

	March 31, 2017		June 30, 2013		Change
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share	$ Amount	Per Share
Total AFGI Shareholders' Equity	$1,624.8	$35.92	$287.2	$6.38	$1,337.6	$29.54
Adjustments:
Non-credit impairment fair value losses on credit derivatives	13.2	0.29	188.5	4.19	$(175.4)	(3.90)
Insurance intangible asset	(931.2)	(20.58)	(1,621.6)	(36.03)	690.5	15.45
Goodwill	—	—	(514.5)	(11.43)	514.5	11.43
Ambac CVA on interest rate derivative liabilities	(42.9)	(0.95)	(64.6)	(1.44)	21.8	0.49
Net unearned premiums and fees in excess of expected losses	701.4	15.51	1,803.8	40.08	(1,102.4)	(24.57)
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(140.2)	(3.10)	91.0	2.02	(231.2)	(5.12)
Adjusted book value	$1,225.2	$27.09	$169.8	$3.77	$1,055.4	$23.32
* * * * * * *
The information furnished pursuant to this Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated:	May 22, 2017	By:	/s/ William J. White
First Vice President, Secretary, and Assistant General Counsel